                       Securities and Exchange Commission
                             Washington, D.C. 20549



                                    FORM 8-K


              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported):
                                November 22, 1999


                               INTER PARFUMS, INC.
             (Exact name of Registrant as specified in its charter)

                         Commission File Number 0-16469


           Delaware                                              13-3275609
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)



                   551 Fifth Avenue, New York, New York 10176
                    (Address of Principal Executive Offices)



                                  212. 983.2640
              (Registrant's Telephone number, including area code)

Item 5.  Other Events.

         On November 22, 1999, Mr. Jean Madar, the Chairman of the Board and Chief Executive Officer of Inter Parfums, Inc. (the "Company") and Philippe Benacin, the Vice Chairman of the Board and President of the Company, entered into and closed a Stock Purchase Agreement with LV Capital, USA Inc. ("LV Capital"), a wholly-owned subsidiary of LVMH Moet Hennessy Louis Vuitton S.A. In accordance with the terms of the Stock Purchase Agreement, LV Capital purchased an aggregate of 849,200 shares of Common Stock, $.001 par value per share ("Common Stock"), of the Company, at $12.00 per share as follows: 260,000 shares (inclusive of 50,000 shares acquired upon exercise of an outstanding stock option) from each Messrs. Madar and Benacin, and an aggregate of 329,200 shares (inclusive of 212,200) shares issued upon exercise of outstanding stock options) from management and employees. As the result of such transaction, LV Capital increased its beneficial ownership of Common Stock of the Company to approximately 20.5% of the outstanding shares, and the Company received proceeds of approximately $4.2 million as the result of the exercise of the outstanding stock options.

         In addition, LV Capital and Messrs. Madar and Benacin have executed and delivered a Shareholders' Agreement relating to certain corporate governance issues, including increasing the number of Board members from seven (7) to ten
 (10), granting two (2) seats on the Board of directors to designees of LV Capital, and annual limitations on the grant of employee stock options.

         Further, in return for LV Capital becoming a strategic partner of the Company, LV Capital is to be granted the right to maintain is percentage ownership of the outstanding shares of Common Stock, by receiving an option to purchase shares of the Company for cash at fair market value upon issuance of shares to any party other than LV Capital, subject to certain exceptions, and is to be granted demand registrations rights for all shares of Common Stock it holds. Finally, LV Capital is to agree to a standstill agreement, which includes a limitation on the amount of shares that LV Capital can hold equal to twenty-five percent (25%) of the outstanding shares of Common Stock of the Company.

 Item 7.  Financial Statements and Exhibits.

         The following exhibits are filed herewith:

Exhibit No.       Description
4.2               Shareholders' Agreement among LV Capital USA, Inc., Jean Madar and Philippe Benacin dated November 22, 1999

99.1 Stock Purchase Agreement among LV Capital USA, Inc., Jean Madar and Philippe Benacin dated November 22, 1999

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: November 24, 1999               Inter Parfums, Inc.


                                       By: /s/ Russell Greensburg
                                           ----------------------
                                       Russell Greenburg, Executive Vice
                                       President